Exhibit 99.14

To:	VDA Holding S.A.

26, Boulevard Royal, L-2449 LUXEMBOURG

To the kind attention of: Giorgio BIANCHI and Marco GOSTOLI

Luxembourg, May 16, 2022

Dear Sirs,

We have received your proposal dated on or about the date hereof regarding a subordination agreement to be entered into with You and transcribe in full the text of your proposal and return it to You, signed by a duly authorised representative as a sign of full, unconditional and irrevocable acceptance.

***

Luxembourg, May 16, 2022

TO:	METI HOLDING S.À R.L.,

26, boulevard Royal,

L-2449 Luxembourg

DISTRESS TO VALUE S.A.

26, boulevard Royal,

L-2449 Luxembourg

MULTIMEDIA SRL.

Viale Lino Zanussi

I-33170 Pordenone

NOMADIX HOLDINGS LLC,

1209 Orange St.,

New Castle, WILMINGTON

DE 19801, USA

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Dear Sirs,

Following our discussions please find here below the terms and conditions of our proposal relating to a subordination agreement (the “Proposal”).

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SUBORDINATION AGREEMENT

by and between

(1)	METI HOLDING S.À R.L., a company incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered offices at 26, boulevard Royal, L-2449 Luxembourg, registered with the Register of Commerce and Companies of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) (“RCSL”), Section B under number 217383, represented by Flavio DE PAULIS and Giorgio BIANCHI, acting in their capacity as managers (gérants) with the right to joint signature (the “Shareholder”);

(2)	DISTRESS TO VALUE S.A. -SOCIÉTÉ DE TITRISATION, a companyncorporated and existing under the laws of the Grand Duchy of Luxembourg and qualifying as a securitization company, with registered offices at 26, boulevard Royal, L-2449 Luxembourg, registered with the RCSL, Section B under number 143523, acting with respect to its compartment “G”, represented by Alberto BERDUSCO and by Natale CAPULA, acting in their capacity as directors (administrateurs) with the right to joint signature (“Distress”);

(3)	MULTIMEDIA SRL (formerly VDA Multimedia SpA), a company incorporated under the laws of Italy, with registered offices at Pordenone (Italy), Viale Lino Zanussi, 3, share capital of Euro 50,000 fully paid in, registered with the Companies’ Registry of Pordenone under No. 00632290938 represented by Franco DE PAULIS acting in his capacity as sole manager (amministratore unico) (“MM” and, together with the Shareholder and Distress, the “Junior Creditors”);

(4)	VDA HOLDING S.A., a company incorporated and exist under the laws of Luxembourg, with registered offices at 26, boulevard Royal L-2449 Luxembourg, registered with the RCSL, Section B under number 239150, represented by Giorgio BIANCHI and Tiffany HALSDORF, acting in their capacity as directors (administrateurs) with the right to joint signature (the “Company”);

(5)

NOMADIX HOLDINGS LLC, a limited liability company duly organized and existing under the laws of Delaware (USA), with registered address at 1209 Orange St., New Castle, WILMINGTON, DE 19801, USA, with File Number 7506079, represented by Edward Linn HELVEY, acting in his capacity as Manager with the right to individual signature (the "Senior Lender");

The Junior Creditor, the Company and the Senior lender are collectively defined as the “Parties”.

WHEREAS

(A)	On 6 January 2022, the Company and the Senior Lender entered into a convertible loan agreement (the “CLA”) for an amount of USD 5,000,000.00 (five million United States Dollars) (the “Initial Loan”). As a condition precedent under the CLA, the Junior Creditors, the Company and the Senior Lender entered into a subordination agreement (the “Initial Subordination Agreement”).

(B)	On 16 May 2022, the Company and the Senior Lender entered into an investor senior loan agreement (the “Investor Senior Loan Agreement”) for an amount of USD 6,500,000.00 (six million five hundred thousand United States Dollars) (the “Loan”). The Investor Senior Loan Agreement replaces and supersedes the CLA in all aspects.

(C)	As of today, the Shareholder holds 212,637 shares representing 82.76% of the Company’s corporate capital and owns certain receivables vis-à-vis the Company for an amount equal to EUR 511,500.00.

(D)	As of today, Distress owns certain receivables vis-à-vis the Company for an amount equal to EUR 2,100,000.00 as principal and EUR 278,238.85 as interests arising out of two non-convertible bonds dated 1 April 2021.

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(E)	As of today, MM owns certain receivables vis-à-vis the Company for an amount equal to EUR 1,260,562.19 arising out of the consideration for the sale of certain assets.

(F)	Each of the Junior Creditors is aware of and agrees with the terms and conditions (“Conditions”) of the Loan.

(G)	The Parties intend to subordinate any and all Junior Liabilities (as defined below) and in particular, but not limited to, payment to be made by the Company to each of the Junior Creditors in connection with the receivables under Recitals (C), (D) and (E) above, respectively, (the “Junior Receivables”) to the complete fulfilment of any obligation and full discharge of any liability of the Company under the Loan, including principal, Premium (as defined in the Conditions), interest, costs, fees and all other aggregate rights under the Loan.

(H)	The Subordination Agreement (as defined below) will replace and supersede the Initial Subordination Agreement in all aspects.

Now, therefore, the Parties agree as follows:

1.	Recitals

1.1	The recitals above constitute a substantial part of this agreement (the “Subordination Agreement”).

1.2	Except as otherwise expressly provided, words and expressions defined in the Conditions shall bear the same meaning herein.

1.3	In this letter:

“Discharge Date” means the date on which any and all present and future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing, due or incurred by the Company under the Loan have been fully and unconditionally satisfied and discharged (including by way of complete conversion), whether or not as a result of an enforcement, and the Senior Lender is under no further obligation to provide financial accommodation to the Company and that all security granted under the Loan has been released.

“Encumbrance” means any mortgage, pledge, lien, hypothecation, assignment, cession in securitatem debiti, deposit by way of security or agreement or arrangement having a similar effect and any transfer of title by way of security; or any other agreement or arrangement (whether conditional or not and whether relating to existing or to future assets), having the effect of providing a security interest to a creditor or any agreement or arrangement to give any form of a secured claim to a creditor but excluding statutory preferences and any security interest arising by operation of law.

“Junior Liabilities” means any and all present and future liabilities and obligations at any time payable, owing, due or incurred by the Company to the Junior Creditors, both actual and contingent and whether incurred alone or jointly or severally or in any other capacity, and whether originally incurred by the Company or by some other person, of the Company to the Junior Creditors (or any of them).

“Senior Liabilities” means any and all present and future liabilities and obligations at any time payable, owing, due or incurred by the Company to the Senior Lender of any nature whatsoever and howsoever arising under or in connect ion with the Loan.

“Subordinated Liabilities” means the Junior Liabilities owed by the Company to the Junior Creditors or by any assignee or successor in right of a Junior Creditor.

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2.	Subordination

2.1

With effect from the date of this Agreement, the Senior Liabilities will rank in priority to the Subordinated Liabilities, and each Junior Creditor hereby irrevocably and unconditionally subordinates its Junior Liabilities to the obligations owing by the Company to the Senior Lender.

2.2	The Parties agree that no payment whatsoever and in whatever form may be made by the Company in respect of the Subordinated Liabilities until after the Discharge Date, except to the extent contemplated in the Investor Senior Loan Agreement.

2.3	No Junior Creditor shall take, accept or receive the benefit of any Encumbrance from the Company or any direct or indirect affiliate of the Company in relation to the Subordinated Liabilities and no Junior Creditor has or shall allow any Encumbrance to arise or be created over or in respect of the Subordinated Liabilities owed to it in favour of any person.

2.4	Also in light of what stated under paragraph 2.1 above:

(a)	Each of the Junior Creditors undertakes not to take any action to sue, commence or join any legal proceedings against the Company in order to recover any amount due by the Company pursuant to the Subordinated Liabilities; and

(b)	the Company and the Junior Creditors each respectively undertake that they will not exercise any rights of set-off with respect to any amount due by the Company to the relevant Junior Creditor until after the Discharge Date.

2.5	The subordination effected by, and the obligations of each Junior Creditor to the Senior Lender under this Agreement will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release, prejudice or otherwise exonerate all or any of the Junior Creditors from their respective obligations under this Agreement or affect such obligations including, without limitation, and whether or not known by any Junior Creditor or any other person:

(a)	any security or right of any party in respect of the Loan;

(b)	the winding-up, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), composition with creditors (concordat), dissolution, administration or reorganization, or any other similar procedure generally affecting the rights of creditors, under Luxembourg or any other law, of any Junior Creditor or any other person or any change in its status, function, control or ownership;

(c)	any of the obligations of any Junior Creditor or any other person under the Loan or under any other security relating to the Loan being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(d)	any time, waiver or other indulgence being granted or agreed to be granted to any Junior Creditor or any other person in respect of any of its obligations under the Loan or under any security arrangement relating thereto;

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(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature and whether or not more onerous) or replacement of the Loan or any other document or security arrangement including, without limitation, any change in the purpose of, any extension of or any variation or increase in any facility or amount made available under any facility or the addition of any new facility under the Loan or other document or any variation, waiver or release of, any obligation of any Junior Creditor or any other person under the Loan or under any other security arrangement.

3.	Governing law and jurisdiction

This Subordination Agreement shall be governed and construed in accordance with the laws of Luxembourg and any disputes concerning this Agreement, including in respect of existence, effectiveness, interpretation, performance and/or or termination shall be submitted to the exclusive jurisdiction of the Courts of the City of Luxembourg.

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Should you be willing to accept the Proposal as set out above, please transcribe in full the text of this letter and return it to us and to the other addressees of this letter signed by duly authorised representatives of yours as a sign of full, unconditional and irrevocable acceptance.

Yours faithfully.

For VDA Holding S.A.

Name: Giorgio BIANCHI

Title: Director (administrateur)

Date : 16 May 2022

____________________________

Name: Tiffany HALSDORF

Title: Director (administrateur)

Date : 16 May 2022

***

____________________________

We hereby confirm full, unconditional and irrevocable acceptance of the Proposal. Yours faithfully.

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For METI HOLDING S.À R.L.

Name: Flavio DE PAULIS

Title: Manager (gérant)

Date : 16 May 20

____________________________

Name: Giorgio BIANCHI

Title: Manager (gérant)

Date : 16 May 2022

____________________________

For DISTRESS TO VALUE S.A.

Name: Alberto BERDUSCO

Title: Director (administrateur)

Date : 16 May 2022

____________________________

Name: Natale CAPULA

Title: Director (administrateur)

Date : 16 May 2022

____________________________

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For MULTIMEDIA SRL

Name: Franco DE PAULIS

Title: sole manager (amministratore unico)

Date : 16 May 2022

____________________________

For NOMADIX HOLDINGS LLC

Name: Edward Linn HELVEY Title: Manager

Date : 16 May 2022

____________________________

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